Oppenheimer Discovery Mid Cap Growth Fund/VA
N-SAR Exhibit – Item 77D

On February 22, 2013, Oppenheimer Variable Account Funds (the “Registrant”), on behalf of its series Oppenheimer Discovery Mid Cap Growth Fund/VA (the “Fund”), submitted a filing including a Supplement to the Fund’s Prospectus (SEC Accession No. 0000728889-13-000279). The Supplement amended the Fund’s principal investment strategies to state that under normal market conditions, the Fund invests at least 80% of its net assets, plus borrowings for investment purposes, in equity securities of “mid-cap” issuers.

The Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.

Oppenheimer Capital Income Fund/VA
N-SAR Exhibit – Item 77D

On February 22, 2013, Oppenheimer Variable Account Funds (the “Registrant”), on behalf of its series Oppenheimer Capital Income Fund/VA (the “Fund”), submitted a filing including a Supplement to the Fund’s Prospectus and a Supplement to the Fund’s Statement of Additional Information (SEC Accession No. 0000728889-13-000279). The Prospectus Supplement added sections titled “Investments in Pooled Investment Entities that Invest in Loans,” “Master Limited Partnerships,” and “Investments in Other Investment Companies.” The Statement of Additional Information Supplement added sections titled “Loan Assignments,” “Real Estate Investment Trusts (REITs),” “Publicly Traded Partnerships; Master Limited Partnerships,” and “Reverse Repurchase Agreements.”

Each Supplement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.